Exhibit 4.1

ALPINE IMMUNE SCIENCES, INC.

AMENDED AND RESTATED 2015 STOCK PLAN

As Amended through June 9, 2016 (the “Effective Date”)

BACKGROUND

A. Alpine Immune Sciences, Inc., a Delaware corporation (the “Company”), with the approval of its board of directors and stockholders, previously adopted the Alpine Immune Sciences, Inc. 2015 Stock Plan, as amended by that certain Amendment No. 1 to the Alpine Immune Sciences, Inc. 2015 Stock Plan (together, the “Old Plan”).

B. Effective as of the Effective Date, with the approval of its board of directors and stockholders, the Company now wishes to amend and restate the Old Plan to, among other things: (i) remove the default Double-Trigger Acceleration provision described in Section 14 of the Old Plan, and (ii) increase the number of shares of Common Stock reserved for issuance under the Old Plan from 1,250,000 to 2,394,935, all by amending and restating the Old Plan in its entirety, upon the terms set forth in this Amended and Restated Alpine Immune Sciences, Inc. 2015 Stock Plan (this “Plan”).

C. It is the intention that all Shares (including related Options or Stock Purchase Rights, each as defined in the Old Plan) that were issued or sold in accordance with the Old Plan prior to the Effective Date shall continue to be governed by the Old Plan and that all Shares (including related Options or Stock Purchase Rights, each as defined in this Plan) issued or sold on or after the Effective Date will now be governed by this Plan.

PLAN

1. Purposes of the Plan. The purposes of this Alpine Immune Sciences, Inc. Amended and Restated 2015 Stock Plan (this “Plan”) are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Employees and Consultants, and to promote the success of the Company’s business. Options granted under the Plan may be Incentive Stock Options or Nonstatutory Stock Options, as determined by the Administrator at the time of grant of an Option and subject to the applicable provisions of Section 422 of the Code and the regulations promulgated thereunder. Stock purchase rights may also be granted under the Plan. The Company intends that the Plan comply with Section 409A of the Code (including any amendments or replacements of such section), and the Plan shall be so construed.

2. Definitions. As used herein, the following definitions shall apply:

(a) “Administrator” means the Board or its Committee appointed pursuant to Section 4 of the Plan.

(b) “Affiliate” means an entity other than a Subsidiary (as defined below) which, together with the Company, is under common control of a third person or entity.

(c) “Applicable Laws” means the legal requirements relating to the administration of stock option and restricted stock purchase plans under applicable U.S. state corporate laws, U.S. federal and applicable state securities laws, the Code, any Stock Exchange rules or regulations, and the applicable laws of any other country or jurisdiction where Options or Stock Purchase Rights are granted under the Plan, as such laws, rules, regulations, and requirements shall be in place from time to time.

(d) “Board” means the board of directors of the Company.

(e) “Cause” for termination of a Participant’s Continuous Service Status will exist if the Participant is terminated for any of the following reasons: (i) Participant’s willful failure substantially to perform his or her duties and responsibilities to the Company or deliberate violation of a Company policy; (ii) Participant’s commission of any act of fraud, embezzlement, dishonesty, or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (iii) unauthorized use or disclosure by Participant of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (iv) Participant’s willful breach of any of his or her obligations under any written agreement or covenant with the Company. The determination as to whether a Participant is being terminated for Cause shall be made in good faith by the Company and shall be final and binding on the Participant. The foregoing definition does not in any way limit the Company’s ability to terminate a Participant’s employment or consulting relationship at any time as provided in Section 5(d) below, and the term “Company” will be interpreted to include any Subsidiary, Parent, Affiliate, or successor thereto, if appropriate.

(f) “Change of Control” means a sale of all or substantially all of the Company’s assets, or any stock sale, merger, or consolidation of the Company with or into another corporation or business entity other than a stock sale, merger, or consolidation in which the holders of more than fifty percent (50%) of the shares of capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by the voting securities remaining outstanding or by their being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company, or such surviving entity, outstanding immediately after such transaction; provided, however, that a bona fide equity financing by the Company will not be deemed to be a Change of Control.

(g) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(h) “Committee” means one or more committees or subcommittees of the Board appointed by the Board to administer the Plan in accordance with Section 4 below.

(i) “Common Stock” means the Common Stock of the Company.

(j) “Company” means Alpine Immune Sciences, Inc., a Delaware corporation.

(k) “Consultant” means any person, including an advisor, who is engaged by the Company or any Parent, Subsidiary, or Affiliate to render services and is compensated for such services, and any Director of the Company whether compensated for such services or not.

(l) “Continuous Service Status” means the absence of any interruption or termination of service as an Employee or Consultant. Continuous Service Status as an Employee or Consultant shall not be considered interrupted in the case of: (i) sick leave; (ii) military leave; (iii) any other leave of absence approved by the Administrator; provided, however, that such leave is for a period of not more than ninety (90) days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to Company policy adopted from time to time; or (iv) in the case of transfers between locations of the Company or between the Company, its Parents, Subsidiaries, Affiliates, or their respective successors. A change in status from an Employee to a Consultant or from a Consultant to an Employee will not constitute an interruption of Continuous Service Status.

(m) “Corporate Transaction” means a sale of all or substantially all of the Company’s assets, or a merger, consolidation, or other capital reorganization of the Company with or into another corporation or business entity and includes a Change of Control.

(n) “Director” means a member of the Board.

(o) “Employee” means any person employed by the Company or any Parent, Subsidiary, or Affiliate, with the status of employment determined based upon such factors as are deemed appropriate by the Administrator in its discretion, subject to any requirements of the Code or the Applicable Laws. The payment by the Company of a director’s fee to a Director shall not be sufficient to constitute “employment” of such Director by the Company.

(p) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(q) “Fair Market Value” means, as of any date, the fair market value of the Common Stock, as determined by the Administrator in good faith on such basis as it deems appropriate and applied consistently with respect to Participants, and subject to compliance with Section 409A of the Code. Whenever possible, the determination of Fair Market Value shall be based upon the closing price for the Shares as reported in The Wall Street Journal for the applicable date.

(r) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code, as designated in the applicable Option Agreement.

(s) “Involuntary Termination” means termination of a Participant’s Continuous Service Status under the following circumstances: (i) termination without Cause by the Company or a Subsidiary, Parent, Affiliate or successor thereto, as appropriate; or (ii) voluntary termination by the Participant within thirty (30) days following (A) a material reduction in the Participant’s job responsibilities, provided that neither a mere change in title alone nor reassignment following a Change of Control to a position that is substantially similar to the position held prior to the Change of Control shall constitute a material reduction in job responsibilities; (B) relocation by the Company or a Subsidiary, Parent, Affiliate, or successor thereto, as appropriate, of the Participant’s work site to a facility or location more than thirty (30) miles from the Participant’s principal work site for the Company at the time of the Change of Control; or (C) a reduction in Participant’s then-current base salary by at least five percent (5%); provided, however, that an across-the-board reduction in the salary level of all other employees or consultants in positions similar to the Participant’s by the same percentage amount as part of a general salary level reduction shall not constitute such a salary reduction.

(t) “Listed Security” means any security of the Company that is listed or approved for listing on a national securities exchange or designated or approved for designation as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

(u) “Named Executive” means any individual who, on the last day of the Company’s fiscal year, is the chief executive officer of the Company (or is acting in such capacity) or among the four most highly compensated officers of the Company (other than the chief executive officer). Such officer status shall be determined pursuant to the executive compensation disclosure rules under the Exchange Act.

(v) “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option, as designated in the applicable Option Agreement.

(w) “Option” means a stock option granted pursuant to the Plan.

(x) “Option Agreement” means a written document, the form(s) of which shall be approved from time to time by the Administrator, reflecting the terms of an Option granted under the Plan and includes any documents attached to or incorporated into such Option Agreement, including, but not limited to, a notice of stock option grant and a form of exercise notice.

(y) “Option Exchange Program” means a program approved by the Administrator whereby outstanding Options are exchanged for Options with a lower exercise price or are amended to decrease the exercise price as a result of a decline in the Fair Market Value of the Common Stock.

(z) “Optioned Stock” means the Common Stock subject to an Option.

(aa) “Optionee” means an Employee or Consultant who receives an Option.

(bb) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code, or any successor provision.

(cc) “Participant” means any holder of one or more Options or Stock Purchase Rights, or the Shares issuable or issued upon exercise of such awards, under the Plan.

(dd) “Plan” means this Alpine Immune Sciences, Inc. Amended and Restated 2015 Stock Plan.

(ee) “Reporting Person” means an officer, Director, or greater than ten percent (10%) stockholder of the Company within the meaning of Rule 16a-2 under the Exchange Act, who is required to file reports pursuant to Rule 16a-3 under the Exchange Act.

(ff) “Restricted Stock” means Shares of Common Stock acquired pursuant to a grant of a Stock Purchase Right under Section 10 below.

(gg) “Restricted Stock Purchase Agreement” means a written document, the form(s) of which shall be approved from time to time by the Administrator, reflecting the terms of a Stock Purchase Right granted under the Plan and includes any documents attached to such agreement.

(hh) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act, as amended from time to time, or any successor provision.

(ii) “Share” means a share of the Common Stock, as adjusted in accordance with Section 13 of the Plan.

(jj) “Stock Exchange” means any stock exchange or consolidated stock price reporting system on which prices for the Common Stock are quoted at any given time.

(kk) “Stock Purchase Right” means the right to purchase Common Stock pursuant to Section 10 below.

(ll) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code, or any successor provision.

(mm) “Ten Percent Holder” means a person who owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary.

3. Stock Subject to the Plan. Subject to the provisions of Section 13 of the Plan, the maximum aggregate number of Shares that may be sold under the Plan is two million three hundred ninety-four thousand nine hundred thirty-five (2,394,935) Shares of Common Stock. The Shares may be authorized, but unissued, or reacquired Common Stock. If an award should expire or become unexercisable for any reason without having been exercised in full, or is surrendered pursuant to an Option Exchange Program, the unpurchased Shares that were subject thereto shall, unless the Plan shall have been terminated, become available for future grant under the Plan. In addition, any Shares of Common Stock which are retained by the Company upon exercise of an award in order to satisfy the exercise or purchase price for such award or any withholding taxes due with respect to such exercise or purchase shall be treated as not issued and shall continue to be available under the Plan. Shares issued under the Plan and later repurchased by the Company pursuant to any repurchase right which the Company may have shall not be available for future grant under the Plan.

4. Administration of the Plan.

(a) General. The Plan shall be administered by the Board or a Committee, or a combination thereof, as determined by the Board. The Plan may be administered by different administrative bodies with respect to different classes of Participants and, if permitted by the Applicable Laws, the Board may authorize one or more officers to make awards under the Plan.

(b) Committee Composition. If a Committee has been appointed pursuant to this Section 4, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. From time to time the Board may increase the size of any Committee and appoint additional members thereof, remove members (with or without cause) and appoint new members in substitution therefor, fill vacancies (however caused) and remove all members of a Committee and thereafter directly administer the Plan, all to the extent permitted by the Applicable Laws and, in the case of a Committee administering the Plan in accordance with the requirements of Rule 16b-3 or Section 162(m) of the Code, to the extent permitted or required by such provisions.

(c) Powers of the Administrator. Subject to the provisions of the Plan and in the case of a Committee, the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

(i) to determine the Fair Market Value of the Common Stock, in accordance with Section 2(q) of the Plan; provided, however, that such determination shall be applied consistently with respect to Participants under the Plan;

(ii) to select the Employees and Consultants to whom Options and Stock Purchase Rights may from time to time be granted;

(iii) to determine whether and to what extent Options and Stock Purchase Rights are granted;

(iv) to determine the number of Shares of Common Stock to be covered by each award granted;

(v) to approve the form(s) of agreement(s) used under the Plan;

(vi) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder, which terms and conditions include but are not limited to the exercise or purchase price, the time or times when awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Option, Optioned Stock, Stock Purchase Right, or Restricted Stock, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

(vii) to determine whether and under what circumstances an Option may be settled in cash under Section 9 (c) instead of Common Stock;

(viii) to implement an Option Exchange Program on such terms and conditions as the Administrator in its discretion deems appropriate; provided, however, that no amendment or adjustment to an Option that would materially and adversely affect the rights of any Optionee shall be made without the prior written consent of the Optionee;

(ix) to adjust the vesting of an Option held by an Employee or Consultant as a result of a change in the terms or conditions under which such person is providing services to the Company;

(x) to construe and interpret the terms of the Plan and awards granted under the Plan, which constructions, interpretations, and decisions shall be final and binding on all Participants;

(xi) to make any adjustment or amendment to the Plan or to an outstanding award with or without a Participant’s consent if such adjustment or amendment is necessary to avoid the Company’s incurring adverse accounting charges; and

(xii) in order to fulfill the purposes of the Plan and without amending the Plan, to modify grants of Options or Stock Purchase Rights to Participants who are foreign nationals or employed outside of the United States in order to recognize differences in local law, tax policies, or customs.

5. Eligibility.

(a) Recipients of Grants. Nonstatutory Stock Options and Stock Purchase Rights may be granted to Employees and Consultants. Incentive Stock Options may be granted only to Employees; provided, however, that Employees of Affiliates shall not be eligible to receive Incentive Stock Options.

(b) Type of Option. Each Option shall be designated in the Option Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option.

(c) ISO $100,000 Limitation. Notwithstanding any designation under Section 5(b), to the extent that the aggregate Fair Market Value of Shares with respect to which Options designated as Incentive Stock Options are exercisable for the first time by any Optionee during any calendar year (under all plans of the Company or any Parent or Subsidiary) exceeds One Hundred Thousand Dollars ($100,000), such excess Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 5(c), Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares subject to an Incentive Stock Option shall be determined as of the date of the grant of such Option.

(d) No Employment Rights. The Plan shall not confer upon any Participant any right with respect to continuation of an employment or consulting relationship with the Company, nor shall it interfere in any way with such Participant’s right or the Company’s right to terminate his or her employment or consulting relationship at any time, with or without Cause.

6. Term of Plan. The Plan shall become effective upon its adoption by the Board of Directors. It shall continue in effect for a term of ten (10) years unless sooner terminated under Section 15 of the Plan.

7. Term of Option. The term of each Option shall be the term stated in the Option Agreement; provided, however, that the term shall be no more than ten (10) years from the date of grant thereof or such shorter term as may be provided in the Option Agreement; and provided further however, that, in the case of an Incentive Stock Option granted to a person who at the time of such grant is a Ten Percent Holder, the term of the Option shall be five (5) years from the date of grant thereof or such shorter term as may be provided in the Option Agreement.

8. Option Exercise Price and Consideration.

(a) Exercise Price. The per Share exercise price for the Shares to be issued pursuant to exercise of an Option shall be such price as is determined by the Administrator, subject to compliance with Section 409A of the Code, and set forth in the Option Agreement, but shall be subject to the following:

(i) In the case of an Incentive Stock Option

(A) granted to an Employee who at the time of grant is a Ten Percent Holder, the per Share exercise price shall be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant; or

(B) granted to any other Employee, the per Share exercise price shall be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(ii) In the case of a Nonstatutory Stock Option

(A) granted prior to the date, if any, on which the Common Stock becomes a Listed Security to a person who is at the time of grant is a Ten Percent Holder, the per Share exercise price shall be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant if required by the Applicable Laws and, if not so required, shall be such price as is determined by the Administrator;

(B) granted prior to the date, if any, on which the Common Stock becomes a Listed Security to any other eligible person, the per Share exercise price shall be no less than the Fair Market Value per Share on the date of grant if required by the Applicable Laws and, if not so required, shall be such price as is determined by the Administrator.

(C) granted on or after the date, if any, on which the Common Stock becomes a Listed Security to any eligible person, the per share Exercise Price shall be such price as determined by the Administrator provided that if such eligible person is, at the time of the grant of such Option, a Named Executive of the Company, the per share Exercise Price shall be no less than one hundred percent (100%) of the Fair Market Value on the date of grant if such Option is intended to qualify as performance-based compensation under Section 162(m) of the Code.

(iii) Notwithstanding the foregoing, Options may be granted with a per Share exercise price other than as required above pursuant to a merger or other corporate transaction.

(b) Permissible Consideration. The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Administrator (and, in the case of an Incentive Stock Option, shall be determined at the time of grant) and may consist entirely of (1) cash; (2) check; (3) delivery of Optionee’s full recourse promissory note with such interest, security, and redemption provisions as the Administrator determines to be appropriate; (4) cancellation of indebtedness; (5) other Shares that have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which the Option is exercised; provided, however, that in the case of Shares acquired, directly or indirectly, from the Company, such Shares must have been owned by the Optionee for more than six (6) months on the date of surrender (or such other period as may be required to avoid the Company’s incurring an adverse accounting charge); (6) delivery of a properly executed exercise notice together with such other documentation as the Administrator and a securities broker approved by the Company shall require to effect exercise of the Option and prompt delivery to the Company of the sale or loan proceeds required to pay the exercise price and any applicable withholding taxes; or (7) any combination of the foregoing methods of payment. In making its determination as to the type of consideration to accept, the Administrator shall consider if acceptance of such consideration may be reasonably expected to benefit the Company and the Administrator may, in its sole discretion, refuse to accept a particular form of consideration at the time of any Option exercise.

9. Exercise of Option.

(a) General.

(i) Exercisability. Any Option granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator, consistent with the term of the Plan and reflected in the Option Agreement, including vesting requirements and/or performance criteria with respect to the Company and/or the Optionee; provided, however, that, if required by the Applicable Laws, any Option granted prior to the date, if any, upon which the Common Stock becomes a Listed Security shall become exercisable at the rate of at least twenty percent (20%) per year over five (5) years from the date the Option is granted. In the event that any of the Shares issued upon exercise of an Option (which exercise occurs prior to the date, if any, upon which the Common Stock becomes a Listed Security) should be subject to a right of repurchase in the Company’s favor, such repurchase right shall, if required by the Applicable Laws, lapse at the rate of at least twenty percent (20%) per year over five (5) years from the date the Option is granted. Notwithstanding the above, in the case of an Option granted to an officer, Director, or Consultant of the Company or any Parent, Subsidiary, or Affiliate of the Company, the Option may become fully exercisable, or a repurchase right, if any, in favor of the Company shall lapse, at any time or during any period established by the Administrator. The Administrator shall have the discretion to determine whether and to what extent the vesting of Options shall be tolled during any unpaid leave of absence; provided, however, that in the absence of such determination, vesting of Options shall be tolled during any such leave.

(ii) Minimum Exercise Requirements. An Option may not be exercised for a fraction of a Share. The Administrator may require that an Option be exercised as to a minimum number of Shares, provided that such requirement shall not prevent an Optionee from exercising the full number of Shares as to which the Option is then exercisable.

(iii) Procedures for and Results of Exercise. An Option shall be deemed exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Option by the person entitled to exercise the Option and the Company has received full payment for the Shares with respect to which the Option is exercised. Full payment may, as authorized by the Administrator, consist of any consideration and method of payment allowable under Section 8(b) of the Plan; provided, however, that the Administrator may, in its sole discretion, refuse to accept any form of consideration at the time of any Option exercise.

Exercise of an Option in any manner shall result in a decrease in the number of Shares that thereafter may be available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(iv) Rights as Stockholder. Until the issuance of the Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 13 of the Plan.

(b) Termination of Employment or Consulting Relationship. Upon termination of an Optionee’s employment or consulting relationship with the Company, the Company will have the right, in its sole discretion, to repurchase an Optionee’s vested and exercised Shares by providing Optionee written notice within six (6) months of the expiration of such Optionee’s ability to exercise an Option as set forth in Sections 9(b)(i-iii) below (the “Repurchase Right”). If the Company exercises its Repurchase Right, it will pay such Optionee a price equal to the Fair Market Value of his or her vested and exercised Shares as of the date of such Optionee’s termination of employment or consulting relationship with the Company (the “Repurchase Price”). The Company will pay the Repurchase Price to the Optionee in twenty-four (24) equal monthly installments beginning on the date the Company exercises its Repurchase Right. Except as otherwise set forth in this Section 9(b), the Administrator shall establish and set forth in the applicable Option Agreement the terms and conditions upon which an Option shall remain exercisable, if at all, following termination of an Optionee’s Continuous Service Status, which provisions may be waived or modified by the Administrator at any time. To the extent that the Optionee is not entitled to exercise an Option at the date of his or her termination of Continuous Service Status, or if the Optionee (or other person entitled to exercise the Option) does not exercise the Option to the extent so entitled within the time specified in the Option Agreement or below (as applicable), the Option shall terminate and the Optioned Stock underlying the unexercised portion of the Option shall revert to the Plan. In no event may any Option be exercised after the expiration of the Option term as set forth in the Option Agreement (and subject to Section 7).

The following provisions (1) shall apply to the extent an Option Agreement does not specify the terms and conditions upon which an Option shall terminate upon termination of an Optionee’s Continuous Service Status, and (2) establish the minimum post-termination exercise periods that may be set forth in an Option Agreement:

(i) Termination other than Upon Disability or Death or for Cause. In the event of termination of an Optionee’s Continuous Service Status, such Optionee may exercise an Option for ninety (90) days following such termination to the extent the Optionee was entitled to exercise it at the date of such termination. No termination shall be deemed to occur and this Section 9(b)(i) shall not apply if (i) the Optionee is a Consultant who becomes an Employee, or (ii) the Optionee is an Employee who becomes a Consultant.

(ii) Disability of Optionee. In the event of termination of an Optionee’s Continuous Service Status as a result of his or her disability (including a disability within the meaning of Section 22(e)(3) of the Code), such Optionee may exercise an Option at any time within six (6) months following such termination to the extent the Optionee was entitled to exercise it at the date of such termination.

(iii) Death of Optionee. In the event of the death of an Optionee during the period of Continuous Service Status since the date of grant of the Option, or within thirty (30) days following termination of Optionee’s Continuous Service Status, the Option may be exercised by Optionee’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance at any time within twelve (12) months following the date of death, but only to the extent of the right to exercise that had accrued at the date of death or, if earlier, the date the Optionee’s Continuous Service Status terminated.

(c) Buyout Provisions. The Administrator may at any time offer to buy out for a payment in cash or Shares an Option previously granted under the Plan based on such terms and conditions as the Administrator shall establish and communicate to the Optionee at the time that such offer is made.

10. Stock Purchase Rights.

(a) Rights to Purchase. When the Administrator determines that it will offer Stock Purchase Rights under the Plan, it shall advise the offeree in writing of the terms, conditions, and restrictions related to the offer, including the number of Shares that such person shall be entitled to purchase, the price to be paid, and the time within which such person must accept such offer. In the case of a Stock Purchase Right granted prior to the date, if any, on which the Common Stock becomes a Listed Security and if required by the Applicable Laws at that time, the purchase price of Shares subject to such Stock Purchase Rights shall not be less than one hundred percent (100%) of the Fair Market Value of the Shares as of the date of the offer. If the Applicable Laws do not impose the requirements set forth in the preceding sentence and with respect to any Stock Purchase Rights granted after the date, if any, on which the Common Stock becomes a Listed Security, the purchase price of Shares subject to Stock Purchase Rights shall be as determined by the Administrator. The offer to purchase Shares subject to Stock Purchase Rights shall be accepted by execution of a Restricted Stock Purchase Agreement in the form determined by the Administrator.

(b) Repurchase Option. Unless the Administrator determines otherwise, the Restricted Stock Purchase Agreement shall grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser’s employment with the Company for any reason (including death or disability). The purchase price for Shares repurchased pursuant to the Restricted Stock Purchase Agreement shall be the original purchase price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option shall lapse at such rate as the Administrator may determine, provided that with respect to a Stock Purchase Right granted prior to the date, if any, on which the Common Stock becomes a Listed Security to a purchaser who is not an officer, Director or Consultant of the Company or of any Parent or Subsidiary of the Company, it shall lapse at a minimum rate of twenty percent (20%) per year if required by the Applicable Laws.

(c) Other Provisions. The Restricted Stock Purchase Agreement shall contain such other terms, provisions, and conditions not inconsistent with the Plan as may be determined by the Administrator in its sole discretion. In addition, the provisions of Restricted Stock Purchase Agreements need not be the same with respect to each purchaser.

(d) Rights as a Stockholder. Once the Stock Purchase Right is exercised, the purchaser shall have the rights equivalent to those of a stockholder, and shall be a stockholder when his or her purchase is entered upon the records of the duly authorized transfer agent of the Company. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Stock Purchase Right is exercised, except as provided in Section 13 of the Plan.

11. Taxes.

(a) As a condition of the exercise of an Option or Stock Purchase Right granted under the Plan, the Participant (or in the case of the Participant’s death, the person exercising the Option or Stock Purchase Right) shall make such arrangements as the Administrator may require for the satisfaction of any applicable federal, state, local or foreign withholding tax obligations that may arise in connection with the exercise of the Option or Stock Purchase Right and the issuance of Shares. The Company shall not be required to issue any Shares under the Plan until such obligations are satisfied. If the Administrator allows the withholding or surrender of Shares to satisfy a Participant’s tax withholding obligations under this Section 11 (whether pursuant to Section 11(c), (d) or (e), or otherwise), the Administrator shall not allow Shares to be withheld in an amount that exceeds the minimum statutory withholding rates for federal and state tax purposes, including payroll taxes.

(b) In the case of an Employee and in the absence of any other arrangement, the Employee shall be deemed to have directed the Company to withhold or collect from his or her compensation an amount sufficient to satisfy such tax obligations from the next payroll payment otherwise payable after the date of an exercise of the Option or Stock Purchase Right.

(c) This Section 11(c) shall apply only after the date, if any, upon which the Common Stock becomes a Listed Security. In the case of Participant other than an Employee (or in the case of an Employee where the next payroll payment is not sufficient to satisfy such tax obligations, with respect to any remaining tax obligations), in the absence of any other arrangement and to the extent permitted under the Applicable Laws, the Participant shall be deemed to have elected to have the Company withhold from the Shares to be issued upon exercise of the Option or Stock Purchase Right that number of Shares having a Fair Market Value determined as of the applicable Tax Date (as defined below) equal to the amount required to be withheld. For purposes of this Section 11, the Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined under the Applicable Laws (the “Tax Date”).

(d) If permitted by the Administrator, in its discretion, a Participant may satisfy his or her tax withholding obligations upon exercise of an Option or Stock Purchase Right by surrendering to the Company Shares that have a Fair Market Value determined as of the applicable Tax Date equal to the amount required to be withheld. In the case of shares previously acquired from the Company that are surrendered under this Section 11(d), such Shares must have been owned by the Participant for more than six (6) months on the date of surrender (or such other period of time as is required for the Company to avoid adverse accounting charges).

(e) Any election or deemed election by a Participant to have Shares withheld to satisfy tax withholding obligations under Section 11(c) or (d) above shall be irrevocable as to the particular Shares as to which the election is made and shall be subject to the consent or disapproval of the Administrator. Any election by a Participant under Section 11(d) above must be made on or prior to the applicable Tax Date.

(f) In the event an election to have Shares withheld is made by a Participant and the Tax Date is deferred under Section 83 of the Code because no election is filed under Section 83(b) of the Code, the Participant shall receive the full number of Shares with respect to which the Option or Stock Purchase Right is exercised but such Participant shall be unconditionally obligated to tender back to the Company the proper number of Shares on the Tax Date.

12. Non-Transferability of Options and Stock Purchase Rights.

(a) General. Except as set forth in this Section 12, Options and Stock Purchase Rights may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution. The designation of a beneficiary by an Optionee will not constitute a transfer. An Option or Stock Purchase Right may be exercised, during the lifetime of the holder of an Option or Stock Purchase Right, only by such holder or a transferee permitted by this Section 12.

(b) Limited Transferability Rights. Notwithstanding anything else in this Section 12, prior to the date, if any, on which the Common Stock becomes a Listed Security, the Administrator may in its discretion grant Nonstatutory Stock Options that may be transferred by instrument to an inter vivos or testamentary trust in which the Options are to be passed to beneficiaries upon the death of the trustor (settlor) or by gift to “Immediate Family” (as defined below), on such terms and conditions as the Administrator deems appropriate. Following the date, if any, on which the Common Stock becomes a Listed Security, the Administrator may in its discretion grant transferable Nonstatutory Stock Options pursuant to Option Agreements specifying the manner in which such Nonstatutory Stock Options are transferable. “Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships.

13. Adjustments Upon Changes in Capitalization, Merger or Certain Other Transactions.

(a) Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of Shares of Common Stock covered by each outstanding Option or Stock Purchase Right, and the number of Shares of Common Stock that have been authorized for issuance under the Plan but as to which no Options or Stock Purchase Rights have yet been granted or that have been returned to the Plan upon cancellation or expiration of an Option or Stock Purchase Right, as well as the price per Share of Common Stock covered by each such outstanding Option or Stock Purchase Right, shall be proportionately adjusted for any increase or decrease in the number of issued Shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination, recapitalization, or reclassification of the Common Stock, or any other increase or decrease in the number of issued Shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding, and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares of Common Stock subject to an Option or Stock Purchase Right.

(b) Dissolution or Liquidation. In the event of the dissolution or liquidation of the Company, each Option and Stock Purchase Right will terminate immediately prior to the consummation of such action, unless otherwise determined by the Administrator.

(c) Corporate Transaction. In the event of a Corporate Transaction, outstanding Options and Shares acquired under the Plan shall be subject to the agreement of the Corporate Transaction, which need not treat all outstanding Options in an identical manner. Such agreement, without the Optionees’ consent, may dispose of Options that are not exercisable as of the effective date of such Corporate Transaction in any manner permitted by applicable law, including (without limitation) the cancellation of such Options without the payment of any consideration. Such agreement, without the Optionees’ consent, shall provide for one or more of the following with respect to Options that are exercisable as of the effective date of such Corporate Transaction.

(i) The continuation of such Options by the Company (if the Company is the surviving corporation).

(ii) The assumption of such Options by the surviving corporation or its parent in a manner that complies with Section 424(a) of the Code (whether or not such Options are Incentive Stock Options).

(iii) The substitution by the surviving corporation or its parent of new options for such Options in a manner that complies with Section 424(a) of the code (whether or not such Options are Incentive Stock Options).

(iv) The cancellation of such Options and a payment to the Optionees equal to the excess of (A) the Fair Market Value of the Shares subject to such Options as of the effective date of such Corporate Transaction over (B) their Exercise Price. Such payment shall be made in the form of cash, cash equivalents, or securities of the surviving corporation or its parent with a Fair Market Value equal to the required amount.

(v) The cancellation of such Options.

With the consent of the Administrator, or if appropriate, the consent of the Company’s successor entity, Options and Shares acquired under the Plan may be subject to additional acceleration of vesting and exercisability upon or after a Corporate Transaction as may be provided in any Stock Option Agreement (including in any notice of stock option grant), Restricted Stock Purchase Agreement, or as may be provided in any other written agreement between the Company or any or successor thereto, if appropriate, but in the absence of such provision, no such acceleration shall occur. Any exercise of such Options prior to the closing date of such Corporate Transaction may be contingent on the closing of such Corporate Transaction.

(d) Certain Distributions. In the event of any distribution to the Company’s stockholders of securities of any other entity or other assets (other than dividends payable in cash or stock of the Company) without receipt of consideration by the Company, the Administrator may, in its discretion, appropriately adjust the price per Share of Common Stock covered by each outstanding Option or Stock Purchase Right to reflect the effect of such distribution.

14. Time of Granting Options and Stock Purchase Rights. The date of grant of an Option or Stock Purchase Right shall, for all purposes, be the date on which the Administrator makes the determination granting such Option or Stock Purchase Right, or such other date as is determined by the Administrator; provided, however, that in the case of any Incentive Stock Option, the grant date shall be the later of the date on which the Administrator makes the determination granting such Incentive Stock Option or the date of commencement of the Optionee’s employment relationship with the Company. Notice of the determination shall be given to each Employee or Consultant to whom an Option or Stock Purchase Right is so granted within a reasonable time after the date of such grant.

15. Amendment and Termination of the Plan.

(a) Authority to Amend or Terminate. The Board may at any time amend, alter, suspend or discontinue the Plan, but no amendment, alteration, suspension or discontinuation (other than an adjustment pursuant to Section 13 above) shall be made that would materially and adversely affect the rights of any Optionee or holder of Stock Purchase Rights under any outstanding grant, without his or her consent. In addition, to the extent necessary and desirable to comply with the Applicable Laws, the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required.

(b) Effect of Amendment or Termination. No amendment or termination of the Plan shall materially and adversely affect Options or Stock Purchase Rights already granted, unless mutually agreed otherwise between the Optionee or holder of the Stock Purchase Rights and the Administrator, which agreement must be in writing and signed by the Optionee or holder and the Company.

(c) Accounting Issues. Notwithstanding anything else to the contrary in this Section 15, the Administrator may at any time amend or adjust the Plan or an outstanding award issued under the Plan without the consent of the affected Participant(s) if such amendment or adjustment is necessary to avoid the Company’s incurring adverse accounting charges.

16. Conditions Upon Issuance of Shares. Notwithstanding any other provision of the Plan or any agreement entered into by the Company pursuant to the Plan, the Company shall not be obligated, and shall have no liability for failure, to issue or deliver any Shares under the Plan unless such issuance or delivery would comply with the Applicable Laws, with such compliance determined by the Company in consultation with its legal counsel. As a condition to the exercise of an Option or Stock Purchase Right, the Company may require the person exercising the award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by law.

17. Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

18. Agreements. Options and Stock Purchase Rights shall be evidenced by Option Agreements and Restricted Stock Purchase Agreements, respectively, in such form(s) as the Administrator shall from time to time approve.

19. Stockholder Approval. If required by the Applicable Laws, continuance of the Plan shall be subject to approval by the stockholders of the Company within twelve (12) months before or after the date the Plan is adopted. Such stockholder approval shall be obtained in the manner and to the degree required under the Applicable Laws.

20. Information and Documents to Optionees and Purchasers. Prior to the date, if any, upon which the Common Stock becomes a Listed Security and if required by the Applicable Laws, the Company shall provide financial statements at least annually to each Optionee and to each individual who acquired Shares pursuant to the Plan, during the period such Optionee or purchaser has one or more Options or Stock Purchase Rights outstanding, and in the case of an individual who acquired Shares pursuant to the Plan, during the period such individual owns such Shares. The Company shall not be required to provide such information if the issuance of Options or Stock Purchase Rights under the Plan is limited to key employees whose duties in connection with the Company assure their access to equivalent information.

AMENDMENT NO. 1 TO THE ALPINE IMMUNE SCIENCES, INC.

AMENDED AND RESTATED 2015 STOCK PLAN

This Amendment No. 1 to the Alpine Immune Sciences, Inc. Amended and Restated 2015 Stock Plan (this “Amendment”) is made effective as of March 29, 2017 by Alpine Immune Sciences, Inc., a Delaware corporation (the “Company”) to amend that certain Alpine Immune Sciences, Inc. Amended and Restated 2015 Stock Plan (the “Plan”). Capitalized terms used herein and not defined shall have the meanings given to them in the Plan.

RECITALS

WHEREAS: The board of directors (the “Board”) and stockholders (the “Stockholders”) of the Company, have approved the existing Plan; and

WHEREAS: the Board, on March 29, 2017, and the Stockholders, on April 11, 2017, have each approved an amendment to the Plan to increase the maximum aggregate number of Shares that may be sold under the Plan by 1,050,669 Shares (from 2,394,935 Shares to 3,445,604 Shares), as set forth below in this Amendment.

AMENDMENT

NOW, THEREFORE, the Plan is hereby amended as follows:

1. The first sentence of Section 3 of the Plan is hereby amended and restated in its entirety to read as follows:

“Subject to the provisions of Section 13 of the Plan, the maximum aggregate number of Shares that may be sold under the Plan is three million four hundred forty-five thousand six hundred four (3,445,604) Shares.”

2. Except as modified herein, the provisions of the Plan shall remain unchanged and in full force and effect.

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